EXHIBIT 99.1

PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc. ●	3505 W. Sam Houston Parkway N., Suite 400	●	Houston, TX 77043	●	281-618-0400	●	fax: 281-618-0505

For Immediate Release							22-003

Date: February 21, 2022	Contact:	Erik Staffeldt
Executive Vice President & CFO

Helix Reports Fourth Quarter and Full Year 2021 Results

HOUSTON, TX – Helix Energy Solutions Group, Inc. (“Helix”) (NYSE: HLX) reported a net loss1 of $25.9 million, or $(0.17) per diluted share, for the fourth quarter 2021 compared to $19.0 million, or $(0.13) per diluted share, for the third quarter 2021 and net income of $4.2 million, or $0.03 per diluted share, for the fourth quarter 2020.  Adjusted EBITDA2 was $8.8 million for the fourth quarter 2021 compared to $26.5 million for the third quarter 2021 and $35.3 million for the fourth quarter 2020.

For the full year 2021, Helix reported a net loss of $61.5 million, or $(0.41) per diluted share, compared to net income of $22.2 million, or $0.13 per diluted share, for the full year 2020.  Adjusted EBITDA for the full year 2021 was $96.3 million compared to $155.3 million for the full year 2020.  The table below summarizes our results of operations:

Summary of Results

($ in thousands, except per share amounts, unaudited)

	Three Months Ended			Year Ended
	12/31/2021	12/31/2020	9/30/2021	12/31/2021	12/31/2020
Revenues	$168,656	$159,897	$180,716	$674,728	$733,555
Gross Profit (Loss)	$(5,361)	$13,695	$3,000	$15,393	$79,909
	(3)%	9%	2%	2%	11%
Net Income (Loss)[1]	$(25,908)	$4,163	$(19,043)	$(61,538)	$22,174
Diluted Earnings (Loss) Per Share	$(0.17)	$0.03	$(0.13)	$(0.41)	$0.13
Adjusted EBITDA[2]	$8,764	$35,283	$26,532	$96,276	$155,260
Cash and Cash Equivalents[3]	$253,515	$291,320	$237,549	$253,515	$291,320
Cash Flows from Operating Activities	$18,865	$40,172	$28,712	$140,117	$98,800
Free Cash Flow[2]	$17,929	$39,146	$28,138	$131,846	$79,519

Owen Kratz, President and Chief Executive Officer of Helix, stated, “Our results for 2021 highlight our company’s resilience and execution in another challenging year.  We delivered on the higher end of our EBITDA outlook and exceeded our free cash flow guidance with free cash flow of $132 million.  We continued to de-lever our balance sheet and managed our liquidity with a new five-year credit facility.  We achieved zero net debt in 2021 and were net debt negative at year-end.  We maintained a strong safety record and minimized operational disruption due to COVID.  As we look forward, we expect the first half of 2022 will be a transitional period as we still face headwinds in the near-term with a slow recovery in the North Sea, cost escalations and our continued integration of the Siem Helix 1 into the spot market.  We are optimistic about the future and believe we will see a stronger second half of 2022 and continuing into 2023, as reflected by recent awards for decommissioning campaigns in the Tui field offshore New Zealand and with Trident Energy offshore Brazil, both expected to commence late 2022.  We believe we’re well positioned to take advantage of the improving market conditions.  In addition, our Robotics business continues to thrive in the renewables market, where we are a market leader in trenching.  We remain committed to executing our strategy and maintaining operational excellence.”

(

[1] Net income (loss) attributable to common shareholders
[2] Adjusted EBITDA and Free Cash Flow are a non-GAAP measures; see reconciliations below
[3] Excludes restricted cash of $73.6 million as of 12/31/21 and $71.3 million as of 9/30/21

Segment Information, Operational and Financial Highlights

($ in thousands, unaudited)

	Three Months Ended			Year Ended
	12/31/2021	12/31/2020	9/30/2021	12/31/2021	12/31/2020
Revenues:
Well Intervention	$119,177	$111,953	$131,314	$516,564	$539,249
Robotics	40,865	42,122	42,623	137,295	178,018
Production Facilities	20,131	15,002	18,552	69,348	58,303
Intercompany Eliminations	(11,517)	(9,180)	(11,773)	(48,479)	(42,015)
Total	$168,656	$159,897	$180,716	$674,728	$733,555

Income (Loss) from Operations:
Well Intervention	$(21,063)	$1,945	$(13,343)	$(35,882)	$26,855
Robotics	3,505	1,815	4,936	5,762	13,755
Production Facilities	6,621	4,833	5,089	22,906	15,975
Goodwill Impairment	—	—	—	—	(6,689)
Corporate / Other / Eliminations	(15,923)	(7,750)	(7,013)	(41,473)	(36,871)
Total	$(26,860)	$843	$(10,331)	$(48,687)	$13,025

Fourth Quarter Results

Segment Results

Well Intervention

Well Intervention revenues decreased $12.1 million, or 9%, in the fourth quarter 2021 compared to the previous quarter.  The decrease was primarily due to lower utilization in the North Sea and Brazil, offset in part by higher utilization in the Gulf of Mexico and higher operating rates in West Africa during the fourth quarter 2021.  North Sea utilization declined with the seasonal slowdown, and our Brazil utilization declined as the Siem Helix 1 had minimal utilization during the fourth quarter 2021 following the completion of its long-term contract in August 2021 and scheduled regulatory inspections.  Overall Well Intervention vessel utilization decreased to 56% in the fourth quarter 2021 compared to 72% in the previous quarter.  Well Intervention net loss from operations increased to $21.1 million in the fourth quarter 2021 compared to $13.3 million in the previous quarter.  The increased loss was due to lower revenues, offset in part by reduced operating costs in the North Sea during the fourth quarter.

Well Intervention revenues increased $7.2 million, or 6%, in the fourth quarter 2021 compared to the fourth quarter 2020.  The increase was primarily due to higher utilization in West Africa, offset in part by lower utilization in Brazil and lower rates in the Gulf of Mexico during the fourth quarter 2021.  Our fourth quarter 2021 utilization in West Africa benefitted from near-full utilization on the Q7000, which had no utilization during the fourth quarter 2020.  However, our fourth quarter 2021 revenues were negatively impacted with the completion of our long-term contracts during 2021 on the Q5000, which had lower rates compared to the prior year, and the Siem Helix 1, which had minimal utilization following the completion of its long-term contract in August 2021 and scheduled regulatory inspections, compared to near-full utilization in the prior year.  Well Intervention vessel utilization was 56% in both the fourth quarters 2021 and 2020.  Well Intervention incurred a net loss from operations of $21.1 million in the fourth quarter 2021 compared to operating income of $1.9 million in the fourth quarter 2020.  Operating income decreased, despite higher revenue, due to lower margins in West Africa and the Gulf of Mexico compared to the prior year.

Robotics

Robotics revenues decreased $1.8 million, or 4%, in the fourth quarter 2021 compared to the previous quarter.  The seasonally lower revenues were driven by a decrease in ROV activity and lower seasonal vessel rates in the North Sea, offset in part by a higher number of vessel days.  ROV and trencher utilization decreased to 38% in the fourth quarter 2021 from 43% in the previous quarter, while trenching days remained flat quarter over quarter.  Chartered vessel utilization was 99% in both the third and fourth quarters 2021, although there were 419 total vessel days during the fourth quarter 2021 compared to 358 total vessel days during the previous quarter.  Vessel days during the fourth quarter 2021 included 197 spot vessel days performing seabed clearance work in the North Sea and 40 spot vessel days completing the ROV support work for a telecom project offshore Guyana compared to 99 and 77 of such spot vessel days, respectively, during the previous quarter. Robotics operating income decreased $1.4 million during the fourth quarter 2021 compared to the previous quarter due to lower revenues during the fourth quarter 2021.

Robotics revenues decreased $1.3 million, or 3%, in the fourth quarter 2021 compared to the fourth quarter 2020.  The decrease in revenues year over year was due to lower rates on our vessels, offset in part by an increase in vessel and ROV activity during the fourth quarter 2021 compared to the fourth quarter 2020.  During the fourth quarter 2021 our spot vessel days completing the telecom project offshore Guyana were at lower demobilization rates and our site clearance projects were on average at lower overall rates compared to the fourth quarter 2020.  Total vessel days during the fourth quarter 2021 increased to 419 days compared to 336 days during the fourth quarter 2020.  Vessel days during the fourth quarter 2021 included 197 spot vessel days performing seabed clearance work and 40 spot vessel days completing ROV support work for a telecom project offshore Guyana, compared to 74 spot vessel days performing seabed clearance work and 78 spot vessel days performing decommissioning projects and ROV support work during the fourth quarter 2020.  Chartered vessel utilization was 99% during the fourth quarter 2021 compared to 100% during the fourth quarter 2020.  Total ROV and trencher utilization was 38% in the fourth quarter 2021 compared to 32% in the fourth quarter 2020, with 90 trenching days in the fourth quarter 2021 compared to 92 days in the fourth quarter 2020.  Robotics income from operations increased $1.7 million in the fourth quarter 2021 compared to the fourth quarter 2020 due to lower costs and higher margins on projects during the fourth quarter 2021.

Production Facilities

Production Facilities revenues increased $1.6 million, or 9%, in the fourth quarter 2021 compared to the previous quarter and $5.1 million, or 34%, compared to the fourth quarter 2020 primarily due to higher oil and gas production volumes and prices during the fourth quarter 2021.

Selling, General and Administrative and Other

Selling, General and Administrative

Selling, general and administrative expenses were $21.5 million, or 12.7% of revenue, in the fourth quarter 2021 compared to $13.3 million, or 7.4% of revenue, in the previous quarter.  The increase was primarily due to higher employee incentive compensation costs compared to the previous quarter.

Other Income and Expenses

Other expense, net was $0.1 million in the fourth quarter 2021 compared to $4.0 million in the third quarter 2021.  Other expense, net in the third quarter 2021 included unrealized foreign currency losses related to the British pound, which weakened approximately 3% during the third quarter 2021.

Cash Flows

Operating cash flows were $18.9 million in the fourth quarter 2021 compared to $28.7 million in the previous quarter and $40.2 million in the fourth quarter 2020.  The decreases in operating cash flows quarter over quarter and year over year were primarily due to lower earnings, offset in part by improvements in working capital, during the fourth quarter 2021.

Capital expenditures totaled $0.9 million in the fourth quarter 2021 compared to $0.6 million in the previous quarter and $1.1 million in the fourth quarter 2020.

Free cash flow was $17.9 million in the fourth quarter 2021 compared to $28.1 million in the previous quarter and $39.1 million in the fourth quarter 2020.  The decreases in free cash flow quarter over quarter and year over year were due primarily to lower operating cash flows in the fourth quarter 2021.  (Free cash flow is a non-GAAP measure.  See reconciliation below.)

Full Year Results

Segment Results

Well Intervention

Well Intervention revenues decreased $22.7 million, or 4%, in 2021 compared to 2020.  The decrease was primarily driven by lower vessel utilization and rates on the Q4000 and the Siem Helix 1, which completed its long-term contract in Brazil during the third quarter 2021, and lower rates on the Q5000 with the completion of its long-term contract in the Gulf of Mexico during the second quarter 2021.  The decrease was offset in part by higher utilization on the Q7000, which had near full utilization once resuming operations in January 2021 after being warm stacked for the majority of 2020.  Overall Well Intervention vessel utilization remained flat at 67% in both 2021 and 2020.  Well Intervention incurred a net loss from operations of $35.9 million in 2021 compared to operating income of $26.9 million in 2020, a decrease of $62.7 million.  The decrease was due to lower segment revenues as well as lower margins associated with our resumed activity in West Africa in 2021.

Robotics

Robotics revenues decreased $40.7 million, or 23%, in 2021 compared to 2020. The decrease was primarily due to a reduction in seabed clearance and trenching activities.  Chartered vessel days decreased to 1,178 in 2021 compared to 1,690 in 2020 due primarily to a reduction in vessel days associated with our renewables site clearance projects in the North Sea, which totaled 360 days in 2021 compared to 647 days in 2020.  Trenching days decreased to 336 days in 2021 compared to 407 days in 2020.  Overall ROV and trencher utilization increased to 36% in 2021 compared to 34% in 2020.  Robotics operating income decreased $8.0 million, or 58%, in 2021 compared to 2020. The decrease in operating income was due to lower revenues, offset in part by lower operating expenses, during 2021.

Production Facilities

Production Facilities revenues increased $11.0 million, or 19%, in 2021 compared to 2020.  The increase was due to higher oil and gas prices and production volumes and higher revenues related to the Helix Fast Response System in 2021.  Production Facilities operating income increased $6.9 million compared to the prior year primarily due to increases in revenues in 2021.

Selling, General and Administrative and Other

Selling, General and Administrative

Selling, general and administrative expenses were $63.4 million, or 9.4% of revenue, in 2021 compared to $61.1 million, or 8.3% of revenue, in 2020.  The increase was primarily related to an increase in employee incentive compensation costs, offset in part by cost reduction measures and lower credit provisions, which included credit losses of $1.9 million in 2020.

Net Interest Expense

Net interest expense decreased to $23.2 million in 2021 compared to $28.5 million in 2020.  The decrease was primarily associated with lower funded debt, which decreased by $91.0 million during 2021, and lower amortization of debt discounts on our convertible senior notes, which were eliminated with our adoption of ASU No. 2020-06, Accounting for Convertible Instruments and Contracts in an Entity's Own Equity.  The decrease was offset in part by a full year of higher interest rates on our convertible senior notes due 2026, which were issued in August 2020.

Gain on Extinguishment of Long-term Debt

The $9.2 million gain on extinguishment of long-term debt in 2020 was associated with our repurchase of a portion of our convertible senior notes due 2022 and 2023.

Other Income and Expenses

Other expense, net was $1.5 million in 2021 compared to other income, net of $4.7 million in 2020.  The change was primarily due foreign currency losses due to a weakening of the British pound in 2021 compared to foreign currency gains due to a strengthening of the British pound in 2020.

Cash Flows

Helix generated operating cash flows of $140.1 million in 2021 compared to $98.8 million in 2020.  The increase in operating cash flows in 2021 was due to improvements in working capital, lower regulatory certification costs and the receipt of tax refunds of $18.9 million related to the CARES Act, offset in part by lower earnings in 2021.  Regulatory certification costs, which are considered as part of Helix’s capital spending program but are classified in operating cash flows, were $9.6 million in 2021 compared to $19.3 million in 2020.

Capital expenditures declined to $8.3 million in 2021 compared to $20.2 million in 2020 primarily due to completion of the Q7000, which commenced operations early 2020, and reductions in capital spending as part of our response to the COVID-19 pandemic.

Free cash flow was $131.8 million in 2021 compared to $79.5 million in 2020 due to higher operating cash flows and lower capital expenditures in 2021.  (Free cash flow is a non-GAAP measure.  See reconciliation below.)

Financial Condition and Liquidity

Cash and cash equivalents were $253.5 million at December 31, 2021 and excluded $73.6 million of restricted cash, which primarily relates to cash pledged as collateral on a short-term project-related letter of credit.  Available capacity under our ABL facility was $51.1 million at December 31, 2021.  Long-term debt was $305.0 million at December 31, 2021.  Negative net debt at December 31, 2021 was $22.1 million.

* * * * *

Conference Call Information

Further details are provided in the presentation for Helix’s quarterly teleconference to review its fourth quarter and full year 2021 results (see the “For the Investor” page of Helix’s website, www.helixesg.com).  The teleconference, scheduled for Tuesday, February 22, 2022 at 9:00 a.m. Central Time, will be audio webcast live from the “For the Investor” page of Helix’s website.  Investors and other interested parties wishing to participate in the teleconference may join by dialing 800-748-8543 for participants in the United States and 212-231-2912 for international participants.  The passcode is “Staffeldt.”  A replay of the webcast will be available on the “For the Investor” page of Helix’s website by selecting the “Audio Archives” link beginning approximately two hours after the completion of the event.

About Helix

Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, is an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention and robotics operations.  For more information about Helix, please visit our website at www.helixesg.com.

Non-GAAP Financial Measures

Management evaluates performance and financial condition using certain non-GAAP measures, primarily EBITDA, Adjusted EBITDA, net debt, net debt to book capitalization and free cash flow.  We define EBITDA as earnings before income taxes, net interest expense, gain or loss on extinguishment of long-term debt, net other income or expense, and depreciation and amortization expense.  Non-cash impairment losses on goodwill and other long-lived assets and gains and losses on equity investments are also added back if applicable.  To arrive at our measure of Adjusted EBITDA, we exclude the gain or loss on disposition of assets and the general provision (release) for current expected credit losses, if any.  In addition, we include realized losses from foreign currency exchange contracts not designated as hedging instruments, which are excluded from EBITDA as a component of net other income or expense.  Net debt is calculated as long-term debt including current maturities of long-term debt less cash and cash equivalents and restricted cash.  Net debt to book capitalization is calculated by dividing net debt by the sum of net debt and shareholders’ equity.  We define free cash flow as cash flows from operating activities less capital expenditures, net of proceeds from sale of assets.

We use EBITDA, Adjusted EBITDA and free cash flow to monitor and facilitate internal evaluation of the performance of our business operations, to facilitate external comparison of our business results to those of others in our industry, to analyze and evaluate financial and strategic planning decisions regarding future investments and acquisitions, to plan and evaluate operating budgets, and in certain cases, to report our results to the holders of our debt as required by our debt covenants. We believe that our measures of EBITDA, Adjusted EBITDA and free cash flow provide useful information to the public regarding our operating performance and ability to service debt and fund capital expenditures and may help our investors understand and compare our results to other companies that have different financing, capital and tax structures.  Other companies may calculate their measures of EBITDA, Adjusted EBITDA and free cash flow differently from the way we do, which may limit their usefulness as comparative measures. EBITDA, Adjusted EBITDA and free cash flow should not be considered in isolation or as a substitute for, but instead are supplemental to, income from operations, net income, cash flows from operating activities, or other income or cash flow data prepared in accordance with GAAP.  Users of this financial information should consider the types of events and transactions that are excluded from these measures.  See reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any statements regarding the ongoing COVID-19 pandemic and oil price volatility and their respective effects and results, our protocols and plans, our current work continuing, the spot market, our spending and cost reduction plans and our ability to manage changes; our strategy; any statements regarding visibility and future utilization; any projections of financial items; any statements regarding future operations expenditures; any statements regarding the plans, strategies and objectives of management for future operations; any statements regarding our ability to enter into, renew and/or perform commercial contracts; any statements concerning developments; any statements regarding our environmental, social and governance (“ESG”) initiatives; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors that could cause results to differ materially from those in the forward-looking statements, including but not limited to the results and effects of the COVID-19 pandemic and actions by governments, customers, suppliers and partners with respect thereto; market conditions; results from acquired properties; demand for our services; the performance of contracts by suppliers, customers and partners; actions by governmental and regulatory authorities including regulatory initiatives by the U.S. administration; operating hazards and delays, which include delays in delivery, chartering or customer acceptance of assets or terms of their acceptance; our ultimate ability to secure and realize backlog; the effectiveness of our ESG disclosures; employee management issues; complexities of global political and economic developments; geologic risks; volatility of oil and gas prices and other risks described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”), including our most recently filed Annual Report on Form 10-K and in our other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov.  We assume no obligation and do not intend to update these forward-looking statements, which speak only as of their respective dates, except as required by the securities laws.

Social Media

From time to time we provide information about Helix on Twitter (@Helix_ESG), LinkedIn (www.linkedin.com/company/helix-energy-solutions-group), Facebook (www.facebook.com/HelixEnergySolutionsGroup), Instagram (www.instagram.com/helixenergysolutions) and YouTube (www.youtube.com/user/HelixEnergySolutions).

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
(in thousands, except per share data)	2021	2020	2021	2020

	(unaudited)		(unaudited)

Net revenues	$168,656	$159,897	$674,728	$733,555
Cost of sales	174,017	146,202	659,335	653,646
Gross profit (loss)	(5,361)	13,695	15,393	79,909
Goodwill impairment	—	—	—	(6,689)
Gain (loss) on disposition of assets, net	—	(24)	(631)	889
Selling, general and administrative expenses	(21,499)	(12,828)	(63,449)	(61,084)
Income (loss) from operations	(26,860)	843	(48,687)	13,025
Equity in earnings (losses) of investment	—	249	(1)	216
Net interest expense	(5,301)	(8,124)	(23,201)	(28,531)
Gain (loss) on extinguishment of long-term debt	(12)	—	(136)	9,239
Other income (expense), net	(52)	8,396	(1,490)	4,724
Royalty income and other	269	184	2,873	2,710
Income (loss) before income taxes	(31,956)	1,548	(70,642)	1,383
Income tax benefit	(6,048)	(2,569)	(8,958)	(18,701)
Net income (loss)	(25,908)	4,117	(61,684)	20,084
Net loss attributable to redeemable noncontrolling interests	—	(46)	(146)	(2,090)
Net income (loss) attributable to common shareholders	$(25,908)	$4,163	$(61,538)	$22,174

Earnings (loss) per share of common stock:
Basic	$(0.17)	$0.03	$(0.41)	$0.13
Diluted	$(0.17)	$0.03	$(0.41)	$0.13

Weighted average common shares outstanding:
Basic	150,170	149,106	150,056	148,993
Diluted	150,170	150,156	150,056	149,897

Comparative Condensed Consolidated Balance Sheets

	Dec. 31, 2021	Dec. 31, 2020
(in thousands)	(unaudited)

ASSETS

Current Assets:
Cash and cash equivalents (1)	$253,515	$291,320
Restricted cash (1)	73,612	—
Accounts receivable, net	144,137	132,233
Other current assets	58,274	102,092
Total Current Assets	529,538	525,645

Property and equipment, net	1,657,645	1,782,964
Operating lease right-of-use assets	104,190	149,656
Other assets, net	34,655	40,013
Total Assets	$2,326,028	$2,498,278

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$87,959	$50,022
Accrued liabilities	91,712	87,035
Current maturities of long-term debt (1)	42,873	90,651
Current operating lease liabilities	55,739	51,599
Total Current Liabilities	278,283	279,307

Long-term debt (1)	262,137	258,912
Operating lease liabilities	50,198	101,009
Deferred tax liabilities	86,966	110,821
Other non-current liabilities	975	3,878
Redeemable noncontrolling interests	—	3,855
Shareholders' equity	1,647,469	1,740,496
Total Liabilities and Equity	$2,326,028	$2,498,278

(1)	Negative net debt of $22,117 as of December 31, 2021. Net debt calculated as long-term debt including current maturities of long-term debt less cash and cash equivalents and restricted cash.

Helix Energy Solutions Group, Inc.

Reconciliation of Non-GAAP Measures

	Three Months Ended			Year Ended
(in thousands, unaudited)	12/31/2021	12/31/2020	9/30/2021	12/31/2021	12/31/2020

Reconciliation from Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$(25,908)	$4,117	$(19,043)	$(61,684)	$20,084
Adjustments:
Income tax benefit	(6,048)	(2,569)	(1,058)	(8,958)	(18,701)
Net interest expense	5,301	8,124	5,928	23,201	28,531
(Gain) loss on extinguishment of long-term debt	12	—	124	136	(9,239)
Other (income) expense, net	52	(8,396)	4,015	1,490	(4,724)
Depreciation and amortization	35,288	34,157	36,719	141,514	133,709
Goodwill impairment	—	—	—	—	6,689
Non-cash gain on equity investment	—	(264)	—	—	(264)
EBITDA	8,697	35,169	26,685	95,699	156,085
Adjustments:
(Gain) loss on disposition of assets, net	—	24	(15)	631	(889)
General provision (release) for current expected credit losses	67	90	(138)	(54)	746
Realized losses from foreign exchange contracts not designated as hedging instruments	—	—	—	—	(682)
Adjusted EBITDA	$8,764	$35,283	$26,532	$96,276	$155,260

Free Cash Flow:
Cash flows from operating activities	$18,865	$40,172	$28,712	$140,117	$98,800
Less: Capital expenditures, net of proceeds from sale of assets	(936)	(1,026)	(574)	(8,271)	(19,281)
Free cash flow	$17,929	$39,146	$28,138	$131,846	$79,519